Exhibit 107

Calculation of Filing Fee Tables

     F-1

(Form Type)

LEIFRAS Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares(3)	Rule 457(o)	-	-	$9,200,000	0.0001531	$1,408.52
	Equity	Representative’s warrants(4)	Rule 457(g)	-	-	-	-	-
	Equity	Ordinary shares underlying the representative’s warrants	Rule 457(o)	-	-	$331,200	0.0001531	$50.71
	Total Offering Amounts					$9,531,200		$1,459.23
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$1,459.23

(1)	American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. ). Each ADS represents one ordinary share.
(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.
(4)	The Registrant will issue to the representative of the several underwriters warrants to purchase 3% of the total number of ADSs sold in this offering (including any ADSs sold as a result of the exercise of the representative’s over-allotment option) at an exercise price per ADS equals to 120% of the initial public offering price of the ADSs sold in this offering. The representative’s warrants are exercisable during the four and a half-year period commencing six months after the closing date of this offering.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.